UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Alexza Pharmaceuticals, Inc.

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ALEXZA PHARMACEUTICALS, INC.
2091 Stierlin Court
Mountain View, California 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2009

Dear Stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of Stockholders of Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza”), will be held on          , 2009, at 9:00 a.m. local time at the offices of Alexza, 2023 Stierlin Court, Mountain View, California 94043 for the following purposes:

1. To approve issuances of up to 15,000,000 shares of our common stock to Symphony Allegro Holdings LLC (“Holdings”), which is comprised of (i) 10,000,000 shares issuable pursuant to an Amended and Restated Purchase Option Agreement, dated as of June 15, 2009, by and among Alexza, Holdings and Symphony Allegro, Inc. and (ii) 5,000,000 shares issuable upon exercise of a warrant to be issued to Holdings pursuant to a Warrant Purchase Agreement, dated as of June 15, 2009, between Alexza and Holdings, as described in the attached proxy statement; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These business items are more fully described in the proxy statement accompanying this Notice.

The board of directors has fixed the close of business on          , 2009 as the record date for identifying those stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that day may vote at the special meeting or any adjournment thereof. In accordance with Delaware law, for ten days prior to the special meeting of stockholders, a list of stockholders will be available for inspection in the office of the Corporate Secretary, Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, California 94043. The list of stockholders will also be available at the special meeting.

By Order of the Board of Directors

August J. Moretti
Secretary

Mountain View, California
          , 2009

All stockholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Summary
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Proposal
Selected Unaudited Pro Forma Condensed Consolidated Financial Data
Comparative Historical and Unaudited Pro Forma Per Share Data
Unaudited Pro Forma Condensed Consolidated Financial Statements
Security Ownership of Certain Beneficial Owners and Management
Important Notice Regarding the Availability of Materials for this Proxy Statement
Householding of Proxy Materials
Other Matters

Summary

This summary highlights selected information from this proxy statement. To understand the transaction described herein fully, you should read carefully this entire document and the documents to which we refer. See the description of the proposal beginning on page 9 of this proxy statement.

As used in this proxy statement, references to “we,” “us,” “our” or “Alexza” refer collectively to Alexza Pharmaceuticals, Inc. and all of its subsidiaries, unless the context requires otherwise.

The Transaction

Purpose of the Transaction.  We are asking our stockholders to approve issuances of up to 15,000,000 shares of our common stock to Symphony Allegro Holdings LLC (“Holdings”) in connection with our acquisition of all of the outstanding equity securities (the “Symphony Allegro Equity Securities”) of Symphony Allegro, Inc. (“Symphony Allegro”) from Holdings. This acquisition is being made pursuant to our exercise of an option to purchase such securities that was granted to us by Holdings on December 1, 2006 and which we exercised on June 15, 2009.

The acquisition of the Symphony Allegro Equity Securities would result in our reacquisition of certain intellectual property rights that we licensed to Symphony Allegro on December 1, 2006 in connection with a transaction with Symphony Capital Partners, L.P. and certain co-investors that provided for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004/AZ-104, Staccato loxapine (the “Programs”).

Consideration Payable by Alexza.  The consideration payable by us to acquire the Symphony Allegro Equity Securities from Holdings would be:

•	10,000,000 shares of our common stock;

•	a warrant to purchase 5,000,000 shares of our common stock, at an exercise price of $2.26 per share, which represents a 25% premium over our 30 trading-day average closing price of $1.81 through June 12, 2009;

•	contingent cash payments from us equal to specified percentages of certain upfront, milestone, royalty, profit sharing or similar payments received by us in respect of any agreement or arrangement with any third party with respect to the development and/or commercialization of the Programs; and

•	the cancellation of a warrant to purchase 2,000,000 shares originally issued to Holdings on December 1, 2006.

We have also agreed to nominate and use our commercially reasonable efforts to cause to be elected and cause to remain as a director on our board of directors one individual designated by Holdings, for so long as Holdings and its affiliates beneficially own more than 10% of our total outstanding shares of common stock.

Prior to the amendment of the terms of certain agreements with Holdings, as described more fully in this proxy statement, the consideration that would have been payable by us in connection with our acquisition of the Symphony Allegro Equity Securities from Holdings would have been $97.5 million as of June 15, 2009, which purchase price would have increased quarterly by a predetermined amount to up to $122.5 million. The majority of this purchase price was required to be paid in cash.

Reason for Soliciting Stockholder Approval; Post-Closing Equity Ownership of Holdings.  Upon the issuance of the 10,000,000 shares of our common stock, assuming no other issuances of shares, based on our currently outstanding shares of common stock, Holdings would own approximately 23% of our total outstanding shares of common stock. If Holdings were to subsequently exercise the warrant to purchase 5,000,000 shares of our common stock described above in full, assuming no other issuances of shares, based on our currently outstanding shares of common stock, Holdings would own approximately 31% of our total outstanding shares of common stock. Under NASDAQ Marketplace Rule 5635, stockholder approval is required prior to our issuance of the shares of our common stock to Holdings because the aggregate number of shares being issued would exceed 20% of our total outstanding shares of common stock.

Recommendation of Our Board of Directors.  Our board of directors unanimously recommends that Alexza stockholders vote “For” the proposal to issue up to 15,000,000 shares of our common stock to Holdings pursuant to the transaction described herein.

Information About Alexza and Symphony Allegro

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, CA 94043
(650) 944-7000

We are a pharmaceutical development company focused on the research, development and commercialization of novel proprietary products for the acute treatment of central nervous system conditions. All of our product candidates are based on our proprietary technology, the Staccato system. The Staccato system vaporizes an excipient-free drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery. Because of the particle size of the aerosol, the drug is quickly absorbed through the deep lung into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration but with greater ease, patient comfort and convenience. We currently have six product candidates in various stages of clinical development, ranging from Phase 1 through late-stage Phase 3. In 2009, our focus is on the continued rapid development of AZ-004, with a goal of submitting our AZ-004 New Drug Application in the first quarter of 2010.

Symphony Allegro, Inc.
7361 Calhoun Place, Suite 325
Rockville, MD 20855

Symphony Allegro, Inc. is a wholly owned subsidiary of Symphony Allegro Holdings LLC that was formed and capitalized to fund additional clinical and nonclinical development of the Programs. In December 2006, we exclusively licensed to Symphony Allegro certain intellectual property rights related to the Programs. We have remained primarily responsible for the development of the Programs in accordance with a development plan and related development budgets that we have agreed to with Holdings. Thomas B. King, our president and chief executive officer and a member of our board of directors, is also a director of Symphony Allegro.

ALEXZA PHARMACEUTICALS, INC.
2091 Stierlin Court
Mountain View, California 94043

PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
          , 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our board of directors is soliciting your proxy to vote at a special meeting of stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the special meeting to vote on the proposal described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about          , 2009 to all stockholders of record entitled to vote at the special meeting.

How do I attend the special meeting?

The meeting will be held on          , 2009 at 9:00 a.m. local time at the offices of Alexza, 2023 Stierlin Court, Mountain View, California 94043. Directions to the special meeting may be found at www.alexza.com. Information on how to vote in person at the special meeting is discussed below.

Who can vote at the special meeting?

Only stockholders of record at the close of business on          , 2009 will be entitled to vote at the special meeting. On this record date, there were           shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on          , 2009 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote, by signing and returning the enclosed proxy card, or via the Internet or the telephone, as promptly as possible to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on          , 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

We are asking you to approve issuances of up to 15,000,000 shares of our common stock to Holdings, which is comprised of (i) 10,000,000 shares issuable pursuant to an Amended and Restated Purchase Option Agreement, dated as of June 15, 2009, by and among Alexza, Holdings and Symphony Allegro, and (ii) 5,000,000 shares issuable upon exercise of a warrant to be issued to Holdings pursuant to a Warrant Purchase Agreement, dated as of June 15, 2009, between Alexza and Holdings, as described in this proxy statement.

Why are you proposing to issue shares of common stock to Holdings pursuant to the proposal?

On December 1, 2006, we and Holdings entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004/AZ-104, Staccato loxapine. Pursuant to these agreements, Symphony Capital Partners, L.P. and certain co-investors formed Symphony Allegro and invested $50 million to fund additional clinical and nonclinical development of the Programs, and we exclusively licensed to Symphony Allegro certain intellectual property rights related to the Programs. In connection with this transaction, Holdings granted to us an exclusive purchase option that gave us the right, but not the obligation, to acquire all, but not less than all, of the Symphony Allegro Equity Securities, which would result in our reacquisition of the intellectual property rights that we licensed to Symphony Allegro. This purchase option would have been exercisable for a price of $97.5 million as of June 15, 2009, which purchase price would have increased quarterly by a predetermined amount to up to $122.5 million if the purchase option were exercised on December 1, 2010, which was the termination date of the purchase option. The majority of this purchase price was required to be paid in cash. In exchange for this purchase option, we also granted Holdings a five year warrant to purchase 2,000,000 shares of our common stock at an exercise price of $9.91 per share.

On June 15, 2009, we, Holdings and Symphony Allegro entered into a series of related agreements, pursuant to which we agreed to amend the terms of the purchase option to provide that the consideration payable by us upon the exercise of our option to purchase the Symphony Allegro Equity Securities would, instead of the primarily cash consideration described above, consist of (i) 10,000,000 shares of our common stock, (ii) a warrant to purchase 5,000,000 shares of our common stock, at an exercise price of $2.26 per share, which represents a 25% premium over our 30 trading-day average closing price of $1.81 through June 12, 2009 and (iii) contingent cash payments from us equal to specified percentages of certain upfront, milestone, royalty, profit sharing or similar payments received by us in respect of any agreement or arrangement with any third party with respect to the development and/or commercialization of the Programs. The warrant to purchase 2,000,000 shares issued to Holdings on December 1, 2006 described above would be cancelled concurrently with the issuance of this new warrant. We have agreed to nominate and use our commercially reasonable efforts to cause to be elected and cause to remain as a director on our board of directors one individual designated by Holdings, for so long as Holdings and its affiliates beneficially own more than 10% of our total outstanding shares of common stock.

Also on June 15, 2009, we notified Holdings of our exercise of the purchase option upon the amended terms described above. Accordingly, we are proposing to issue up to 15,000,000 shares of our common stock to Holdings, which shares represent consideration that will have to be provided to Holdings upon the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the exercise of such amended purchase option.

Why are we seeking stockholder approval of the issuance of shares to Holdings in the proposal?

As a result of our listing on the NASDAQ Global Market, issuances of our common stock are subject to the NASDAQ Marketplace Rules, including Rule 5635. Subject to stockholder approval, we agreed to issue up to an aggregate of 15,000,000 shares of our common stock to Holdings in connection with our exercise of the option to purchase the Symphony Allegro Equity Securities granted to us by Holdings, as described in this proxy statement. Upon the issuance of the 10,000,000 shares of our common stock pursuant to the Amended Purchase Option Agreement, assuming no other issuances of shares, based on our currently outstanding shares of common stock, Holdings would own approximately 23% of our total outstanding shares of common stock. If Holdings were to subsequently exercise the warrant to purchase 5,000,000 shares of our common stock described above in full, assuming no other issuances of shares, based on our currently outstanding shares of common stock, Holdings would own approximately 31% of our total outstanding shares of common stock. Under NASDAQ Marketplace Rule 5635, stockholder approval is required prior to our issuance of the shares of our common stock to Holdings because the aggregate number of shares being issued would exceed 20% of our total outstanding shares of common stock. Accordingly, we are seeking the approval of our stockholders for the issuance of these shares of our common stock.

Why is Alexza’s board of directors recommending approval of the issuance of shares to Holdings in the proposal?

In developing its recommendation to the stockholders to vote in favor of the issuances of our securities to Holdings, our board of directors considered many factors, including the following:

•	The benefits to us of the reacquisition of the intellectual property rights that we licensed to Symphony Allegro in respect of the Programs and the ability to control and benefit from the future clinical development and commercialization of the Programs.

•	The benefit to us of the reacquisition of the intellectual property rights that we licensed to Symphony Allegro through the issuance to Holdings of equity securities rather than cash payments of up to $122.5 million.

•	The dilution of the ownership interests in Alexza held by our existing stockholders as a result of the issuance of the shares, as well as the possibility of much greater dilution that may have resulted had we been required to raise the up to $122.5 million in cash necessary to exercise our purchase option under the original terms of such purchase option.

•	The benefits to us of Holdings members’ participation in our business, as a stockholder and through Holdings’ participation on our board of directors.

•	The consequences of our failure to be able to close on the acquisition of the Symphony Allegro Equity Securities, which would result in Symphony Allegro retaining its exclusive license to develop and commercialize the Programs. In such a circumstance, we would only be entitled to receive payments pursuant to our manufacturing rights in connection with the Programs, but we would not be entitled to any other payments resulting from the commercialization of the Programs.

After considering all of the above factors, our board of directors concluded that the issuance of the shares of our common stock pursuant to the transaction described in this proxy statement is in the best interests of Alexza and our stockholders. Accordingly, our board of directors recommends the approval of the proposal.

What happens if the issuance of shares to Holdings in the proposal is approved?

If the issuance of the shares of our common stock to Holdings is approved, we expect to close on our acquisition of the Symphony Allegro Equity Securities on or around          , 2009.

What happens if the issuance of shares to Holdings in the proposal is not approved?

If the issuance of shares of our common stock to Holdings is not approved, we may not be able to complete the acquisition of the Symphony Allegro Equity Securities. If we are not able to complete the closing of such acquisition pursuant to the amended terms of the purchase option described above by October 15, 2009, the terms of the purchase option will revert back to the original terms, including the requirement that we make the cash payments of up to $122.5 million described above to exercise our option to acquire the Symphony Allegro Equity Securities. The cash payments that would be required to exercise the purchase option as of October 15, 2009 would be $102.5 million. If we could not generate the cash necessary to exercise the purchase option under its original terms prior to December 1, 2010, Symphony Allegro would retain its exclusive license to develop and commercialize the Programs for all indications. In such a circumstance, we would only be entitled to receive payments pursuant to our manufacturing rights in connection with the Programs, but we would not be entitled to any other payments resulting from the commercialization of such Programs.

What if another matter is properly brought before the meeting?

Our board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” or “Against” the authorization to issue shares of our common stock to Holdings pursuant to the proposal. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy on the Internet, vote by proxy over the telephone or vote by proxy via the mail. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person even if you have already voted by proxy.

•	In Person: To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•	Internet: To vote on the Internet, go to www.proxyvoting.com/alxa to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on , 2009 to be counted.

•	Telephone: To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on , 2009 to be counted.

•	Mail: To vote by mail, simply complete, sign and date the enclosed proxy card where indicated and return it promptly in the included prepaid envelope. If we receive your signed proxy card before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions from that organization rather than from us. You may vote by proxy by following the instructions from your broker, bank or other agent included with the enclosed proxy card. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of          , 2009.

What if I submit a proxy via the Internet, by telephone or by mail but do not make specific choices?

If you submit a proxy via the Internet, by telephone or by mail without making voting selections, your shares will be voted “For” the issuance of shares of our common stock to Holdings pursuant to the proposal. If any other matter is properly presented at the special meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2091 Stierlin Court, Mountain View, CA 94043.

•	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 24, 2009, to our Corporate Secretary at 2091 Stierlin Court, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on February 6, 2010 nor earlier than the close of business on January 7, 2010.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for the proposal, and therefore will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for the proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. The proposal is a “non-routine” matter.

How many votes are needed to approve the proposal?

To be approved, the proposal to approve the issuance of shares of our common stock to Holdings must receive “For” votes from the holders of a majority of shares present either in person or by proxy at the special meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were           shares outstanding and entitled to vote. Thus, the holders of at least           shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How does Alexza’s Board of Directors recommend that I vote?

After careful consideration, our board of directors has approved the issuance of shares of our common stock to Holdings, and has determined that such action is advisable and in the best interests of Alexza and our stockholders. Accordingly, our board of directors recommends that Alexza stockholders vote “For” the proposal described in this proxy statement.

Am I entitled to appraisal rights?

Under Delaware law, Alexza stockholders are not entitled to appraisal rights in connection with the transaction described in this proxy statement.

How can I find out the results of the voting at the meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the third quarter of 2009.

What proxy materials are available on the internet?

The letter to stockholders and proxy statement are available at http://bnymellon.mobular.net/bnymellon/alxa.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ALEXZA SINCE THE DATE OF THIS PROXY STATEMENT.

Proposal

Issuances of Shares of Our Common Stock to
Holdings under the Transaction Documents

We are asking our stockholders to approve issuances of shares of our common stock to Holdings pursuant to an Amended and Restated Purchase Option Agreement, dated as of June 15, 2009 (the “Amended Purchase Option Agreement”), by and among Alexza, Holdings and Symphony Allegro, the Warrant Purchase Agreement, dated as of June 15, 2009 (the “Warrant Purchase Agreement”), between Alexza and Holdings, and the warrant for the purchase of up to 5,000,000 shares of our common stock to be issued by Alexza to Holdings pursuant to the Warrant Purchase Agreement (the “Warrant”). The Amended Purchase Option Agreement, the Warrant Purchase Agreement, the Warrant and the Amended Registration Rights Agreement described herein are referred to in this proxy statement as the “Transaction Documents.”

The aggregate number of shares that we are requesting approval to issue under the Transaction Documents is up to 15,000,000 shares of our common stock. The 15,000,000 shares issuable under the Transaction Documents are comprised of the following shares: (i) 5,000,000 shares issuable upon exercise of the Warrant; and (ii) 10,000,000 shares issuable pursuant to the Amended Purchase Option Agreement. Upon the issuance of the 10,000,000 shares of our common stock pursuant to the Amended Purchase Option Agreement, assuming no other issuances of shares, based on our currently outstanding shares of common stock, Holdings would own approximately 23% of our total outstanding shares of common stock. If Holdings were to subsequently exercise the Warrant in full, assuming no other issuances of shares, based on our currently outstanding shares of common stock, Holdings would own approximately 31% of our total outstanding shares of common stock.

Our board of directors has unanimously approved the Transaction Documents and the issuances of securities thereunder and recommends that the issuances of securities pursuant to the Transaction Documents be presented to our stockholders for approval in order to comply with the stockholder approval requirements of the NASDAQ Stock Market and the terms of the Transaction Documents.

Reasons for Seeking Stockholder Approval

As a result of our listing on the NASDAQ Global Market, issuances of our common stock are subject to the NASDAQ Marketplace Rules, including Rule 5635. Under the terms of the Transaction Documents, subject to stockholder approval, we agreed to issue up to an aggregate of 15,000,000 shares of our common stock to Holdings in connection with our exercise of the purchase option granted to us by Holdings under the Amended Purchase Option Agreement and described more fully below. Under NASDAQ Marketplace Rule 5635, stockholder approval is required prior to our issuance of the shares of our common stock pursuant to the Transaction Documents because the aggregate number of shares being issued would exceed 20% of our total outstanding shares of common stock. We have agreed with Holdings to use our commercially reasonable efforts to obtain such stockholder approval. Accordingly, we are seeking the approval of our stockholders for these issuances of our common stock to Holdings.

Summary of the Symphony Transaction

Original Terms of the Transaction

On December 1, 2006, we and Holdings entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004/AZ-104, Staccato loxapine. Pursuant to these agreements, Symphony Capital Partners, L.P. and certain co-investors formed Symphony Allegro and invested $50 million to fund additional clinical and nonclinical development of the Programs, and we exclusively licensed to Symphony Allegro certain intellectual property rights related to the Programs. We retained manufacturing rights to the Programs. We continue to be primarily responsible for the development of the Programs in accordance with a development plan and related development budgets that we have agreed to with Holdings.

In connection with the transaction described above, Holdings granted to us an exclusive purchase option that gave us the right, but not the obligation, to acquire all, but not less than all, of the Symphony Allegro Equity Securities, which would result in our reacquisition of the intellectual property rights that we licensed to Symphony Allegro (the “Original Purchase Option”). The Original Purchase Option would have been exercisable for a price of $97.5 million as of June 15, 2009, which purchase price would have increased quarterly by a predetermined amount up to $122.5 million if the Original Purchase Option were exercised on December 1, 2010. If not exercised, the Original Purchase Option would have expired on December 1, 2010. The exercise price of the Original Purchase Option could have been paid for in cash or in a combination of cash and our common stock, in our sole discretion, provided that the common stock portion could not exceed 40% of the exercise price of the Original Purchase Option or 10% of our common stock issued and outstanding as of the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Original Purchase Option. If we paid a portion of the exercise price of the Original Purchase Option in shares of our common stock, we would have been required to register such shares for resale under a resale registration statement pursuant to the terms of a registration rights agreement. In exchange for the Original Purchase Option, we granted Holdings a five year warrant to purchase 2,000,000 shares of our common stock at an exercise price of $9.91 per share pursuant to a warrant purchase agreement, and granted certain registration rights to Holdings pursuant to a registration rights agreement.

Amendment to Terms of Purchase Option

On June 15, 2009, we, Holdings and Symphony Allegro entered into the Transaction Documents, pursuant to which we agreed to amend the terms of the Original Purchase Option (as so amended, the “Amended Purchase Option”).

The Amended Purchase Option provides that we have the right, but not the obligation, to acquire all, but not less than all, of the Symphony Allegro Equity Securities, which would result in our reacquisition of the intellectual property rights that we licensed to Symphony Allegro. However, upon the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option, in lieu of the consideration provided for under the terms of the Original Purchase Option, we would (i) issue to Holdings 10,000,000 shares of our common stock and (ii) grant Holdings, pursuant to the Warrant Purchase Agreement, the Warrant to purchase 5,000,000 shares of our common stock, at an exercise price of $2.26 per share, which represents a 25% premium over our 30 trading-day average closing price of $1.81 through June 12, 2009. The warrant to purchase 2,000,000 shares issued initially to Holdings on December 1, 2006 described above would be cancelled concurrently with the issuance of the Warrant. We have agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the 10,000,000 shares of our common stock to be issued upon the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option and the 5,000,000 shares of our common stock issuable upon exercise of the Warrant pursuant to the Amended and Restated Registration Rights Agreement, dated as of June 15, 2009 (the “Amended Registration Rights Agreement”), between Alexza and Holdings. In addition, following the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option, Holdings would become entitled to receive payments from us equal to specified percentages of certain upfront, milestone, royalty, profit sharing or similar payments received by us in respect of any agreement or arrangement with any third party with respect to the development and/or commercialization of the Programs.

In connection with the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option, we and Holdings have agreed to nominate and use our commercially reasonable efforts to cause to be elected and cause to remain as a director on our board of directors one individual designated by Holdings, for so long as Holdings and its affiliates beneficially own more than 10% of our total outstanding shares of common stock. Holdings would also agree, for so long as Holdings and its affiliates beneficially own more than 10% of our total outstanding shares of common stock, to certain limitations on its ability acquire additional Alexza securities, vote its shares or take certain actions intended to influence control of us.

Exercise of the Purchase Option

On June 15, 2009, we notified Holdings of our exercise of the Amended Purchase Option. We expect the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option to occur on or around          , 2009.

Approval of Issuances under Transaction Documents:

Pursuant to NASDAQ Marketplace Rule 5635 and the Amended Purchase Option Agreement, we are seeking the approval of our stockholders for the following issuances totaling up to 15,000,000 shares of our common stock in connection with the closing of our acquisition of the Symphony Allegro Equity Securities:

•	pursuant to the Amended Purchase Option Agreement, the issuance of 10,000,000 shares of our common stock; and

•	pursuant to the Warrant, the issuance of up to 5,000,000 shares of our common stock at an exercise price of $2.26 per share.

Our board of directors recommends that our stockholders vote to approve these issuances to Holdings at the special meeting. We expect the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option to occur on or around          , 2009, subject to stockholder approval of the matters set forth in this proxy statement.

Consequences of Our Failure to Complete the Closing of Our Acquisition of the Symphony Allegro Equity Securities Pursuant to the Amended Purchase Option

The Amended Purchase Option Agreement provides that if the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option has not occurred by October 15, 2009, the Amended Purchase Option Agreement will terminate and the terms of the December 1, 2006 purchase option agreement among the parties will simultaneously be reinstated in its entirety. This would result in the terms of the Original Purchase Option again becoming effective, including the requirement that we make the cash payments of up to $122.5 million described above to exercise our option to acquire the Symphony Allegro Equity Securities. The cash payments that would be required to exercise the Original Purchase Option as of October 15, 2009 would be $102.5 million. If the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option has not occurred by October 15, 2009 and we subsequently do not exercise the Original Purchase Option by December 1, 2010, then Symphony Allegro will retain its exclusive license to develop and commercialize the Programs for all indications. In such a circumstance, we would only be entitled to receive payments pursuant to our manufacturing rights in connection with the Programs, but would not be entitled to any other payments resulting from the commercialization of such Programs.

Factors Considered by Our Board of Directors in Recommending the Approval of the Issuances of Shares of Our Common Stock to Holdings

In developing its recommendation to the stockholders to vote in favor of the issuances of our securities to Holdings under the Transaction Documents, our board of directors considered the following factors:

•	The benefits to us of the reacquisition of the intellectual property rights that we licensed to Symphony Allegro and the ability to control and benefit from the future clinical development and commercialization of the Programs.

•	The terms of the Transaction Documents and the new consideration that would be payable by us to acquire the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option.

•	The dilution of the ownership interests in Alexza held by our existing stockholders as a result of the potential issuance of up to 15,000,000 shares of our common stock upon and following the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option.

•	Given our stock price and the difficulties that pharmaceutical and biotechnology companies have experienced in accessing the capital markets, the benefit to us of the reacquisition of the intellectual property rights that we licensed to Symphony Allegro through the issuance to Holdings of equity securities rather than cash payments of up to $122.5 million described above.

•	Holdings and its affiliates are very experienced and knowledgeable investors in, and advisors to, pharmaceutical and biotechnology companies, and we believe that Holdings members’ participation in our business, as a stockholder and through Holdings’ participation on our board of directors, will yield meaningful benefits to the progress of clinical development of the Programs and thus to our stockholders, by adding further depth and expertise to our board of directors and augmenting our internal drug development capabilities with further drug development expertise, and thereby, increasing the probability that the Programs will succeed not only in the clinic, but also subsequently in the market.

•	Our board of directors believes that the transaction with Holdings and its affiliates would avoid the possibility of much greater dilution for our current stockholders that may have resulted had we undertaken a more traditional approach to raising the up to $122.5 million in cash that would have been necessary to acquire the Symphony Allegro Equity Securities pursuant to the Original Purchase Option in the current capital market environment.

•	The reacquisition of the intellectual property rights that we licensed to Symphony Allegro will allow us to have increased flexibility to partner the Programs at times and on terms that will provide increased value for us and our stockholders.

•	The consequences of our failure to be able to close on the acquisition of the Symphony Allegro Equity Securities, which would result in Symphony Allegro retaining its exclusive license to develop and commercialize the Programs. In such a circumstance, we would only be entitled to receive payments pursuant to our manufacturing rights in connection with the Programs, but we would not be entitled to any other payments resulting from the commercialization of the Programs.

After considering all of the above factors, our board of directors concluded that the issuance of the shares of our common stock pursuant to the transaction described in this proxy statement is in the best interests of Alexza and our stockholders. Accordingly, our board of directors recommends the approval of the proposal.

Description of Securities to be Issued to Holdings

As described above, subject to stockholder approval, we will issue 10,000,000 shares of our common stock and the Warrant to purchase an additional 5,000,000 shares of our common stock to Holdings upon the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option. A description of the rights and privileges of our common stock and the terms of the Warrant and certain other matters relating to our common stock are set forth below.

Common Stock

Par value.  The par value of our common stock is $0.0001 per share.

Voting Rights.  Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights unless, at the time of an election, we are subject to Section 2115(b) of California General Corporation Law. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors generally can elect all of the directors standing for election, if they so choose.

Dividends.  Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation.  In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences.  Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock, except that certain holders of common stock have registration rights, as described more fully below. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable.  The shares of common stock to be issued pursuant to the Transaction Documents will be fully paid and nonassessable.

Listing of our Common Stock.  The shares of our common stock to be issued to Holdings pursuant to the Transaction Documents will be listed on the NASDAQ Global Market under the symbol “ALXA.”

Warrant

Subject to stockholder approval, upon the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option, we will issue the Warrant for the purchase of 5,000,000 shares of our common stock to Holdings. The Warrant will have an exercise price of $2.26 per share and a cashless exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the Warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the Warrant after deduction of the aggregate exercise price. The Warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the Warrant in the event of certain stock dividends, stock splits, reorganizations and reclassifications. In the event of a merger or acquisition in which the surviving or resulting parent entity is an entity other than Alexza, the Warrant also provides for the issuance of a replacement warrant that is exercisable for shares of the surviving entity or the surrender of the Warrant in consideration of a specified cash payment for each share of common stock subject to the Warrant, depending on the consideration paid by the surviving entity in such transaction. The Warrant will terminate five years from its date of issuance, if not earlier exercised. Upon the issuance of the Warrant, the warrants previously issued to Holdings for the purchase of 2,000,000 shares of our common stock will be cancelled.

Registration Rights.

Pursuant to the terms of the Amended Registration Rights Agreement, we have agreed to file within two business days after the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option, and maintain the effectiveness of, a registration statement under the Securities Act covering the resale of the shares of our common stock to be issued at the closing of our acquisition of the Symphony Allegro Equity Securities pursuant to the Amended Purchase Option and the shares of our common stock issuable upon exercise of the Warrant. We will pay all expenses relating to these registration rights, other than underwriting discounts and commissions.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Delaware Law.  We are be subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our board of directors has approved the participation of Holdings in the consummation of the transactions contemplated by the Transaction Documents for purposes of Section 203.

Charter and Bylaw Provisions.  Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors and eliminate cumulative voting in the election of directors. In addition, our bylaws provide that special meetings of the stockholders may be called only by our board of directors, chief executive officer, lead independent director or chairman, unless we are subject to Section 2115(b) of California General Corporation Law, and our certificate of incorporation provides that the authorized number of directors may be changed only by resolutions adopted by a majority of the authorized number of directors constituting our board of directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interests.

Preferred Stock.  Our certificate of incorporation gives to our board of directors the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges, qualifications, limitations or restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Description of the Symphony Allegro Equity Securities

Symphony Allegro’s authorized capital stock consists of 100,000 shares of common stock, par value $0.01 per share. Symphony Allegro’s outstanding capital stock consists of 50,000 shares of common stock, all of which are currently held by Holdings. There is no established public trading market for the common stock of Symphony Allegro. There are no outstanding options or warrants to purchase, or securities convertible into, equity securities of Symphony Allegro. Upon the acquisition of the Symphony Allegro Equity Securities, Symphony Allegro would become a wholly owned subsidiary of Alexza. Symphony Allegro has never declared or paid any cash dividends on its capital stock.

Regulatory Approvals

We do not believe that we, Holdings or Symphony Allegro are required to obtain any approvals or clearances from any federal or state regulatory authorities in the United States or other countries to consummate the transaction described herein. In the United States, we must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Stock Market in connection with the issuances of shares of our common stock to Holdings pursuant to the Transaction Documents.

Additional Information About Us and the Transaction

Each of the Transaction Documents described above has been filed as an exhibit to our Current Report on Form 8-K/A with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2009. In addition, each of the initial transaction documents that were entered into on December 1, 2006 by the parties with respect to Symphony Allegro have been filed as an exhibit to our Annual Report on Form 10-K, which was filed with the SEC on March 29, 2007. The descriptions above are qualified by reference to the copies of each agreement, as filed with the SEC. Please contact our Corporate Secretary at 2091 Stierlin Court, Mountain View, California 94043, to request paper copies of these agreements.

Alexza electronically files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding Alexza and other issuers that file electronically with the SEC at www.sec.gov. The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that Alexza files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Votes Required for Approval

Approval of the issuance of up to 15,000,000 shares of our common stock to Holdings pursuant to the Transaction Documents requires an affirmative vote from the holders of a majority of shares present either in person or by proxy at the special meeting. Abstentions will be counted towards the vote total for this proposal, and therefore will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK TO HOLDINGS PURSUANT TO THE TRANSACTION DOCUMENTS, AND PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH ISSUANCE UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Selected Unaudited Pro Forma Condensed Consolidated Financial Data

The following table presents certain unaudited pro forma condensed consolidated financial data for Alexza and Symphony Allegro after giving effect to our acquisition of the Symphony Allegro Equity Securities pursuant to the terms described in this proxy statement. The following unaudited pro forma condensed consolidated balance sheet data assume that the transaction was made effective as of March 31, 2009, and the unaudited pro forma condensed consolidated statement of operations data assume that the transaction was made effective as of January 1, 2008, in each case after giving effect to the pro forma adjustments described in the unaudited pro forma condensed consolidated financial statements beginning on page 18. The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this proxy statement and the historical information we have presented in prior fillings with the SEC. See the unaudited pro forma condensed consolidated financial statements beginning on page 18 and “Additional Information About Us and the Transaction” on page 15. Since Symphony Allegro’s inception in December 2006, we have reported consolidated financial statements that include the financial position and results of operations of Symphony Allegro in accordance with the guidance of Financial Accounting Standards Board Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities. This pro forma financial information is not necessarily indicative of results that may be obtained in the future.

March 31, 2009
(In thousands,
except per share
data)

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$40,728
Working capital	29,041
Total assets	66,010
Noncurrent portion of equipment financing obligations	1,788
Other noncurrent liabilities	20,960
Total stockholders’ equity	13,849
Book value per share	0.32

	Year Ended	Three Months
	December 31,	Ended
	2008	March 31, 2009
	(In thousands, except per share data)

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Loss from operations	$(78,720)	$(6,843)
Net loss	(77,041)	(6,904)
Basic and diluted net loss per share	(1.82)	(0.16)

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table presents historical and unaudited pro forma per share financial data reflecting our acquisition of the Symphony Allegro Equity Securities pursuant to the terms described in this proxy statement. The pro forma information assumes that the transaction had been completed on the dates and at the beginning of the earliest periods indicated. The pro forma information does not attempt to predict or suggest future results.

Since Symphony Allegro’s inception in December 2006, we have reported consolidated financial statements that include the financial position and results of operations of Symphony Allegro in accordance with the guidance of Financial Accounting Standards Board Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities. Therefore historical consolidated information is reported below.

The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this proxy statement and the historical information we have presented in prior fillings with the SEC. The pro forma information represents management’s preliminary estimates based on available information and may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the acquisition is completed and after completion of the final analyses to determine fair values on the date the acquisition is completed. See the unaudited pro forma condensed consolidated financial statements beginning on page 18 and “Additional Information About Us and the Transaction” on page 15.

		As of or for the
	For the Year Ended	Three Months Ended
	December 31,	March 31,
	2008	2009

Net Loss Per Share Attributed to Alexza Common Stockholders:
Historical	$(1.81)	$(0.05)
Pro forma	(1.82)	(0.16)
Dividends Per Common Share:
Historical	$—	$—
Pro forma	—	—
Book Value Per Common Share:
Historical		$1.03
Pro forma		0.32

Unaudited Pro Forma Condensed Consolidated Financial Statements

On December 1, 2006, we and Holdings entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004/AZ-104, Staccato loxapine. Pursuant to these agreements, Symphony Capital Partners, L.P. and certain co-investors formed Symphony Allegro and invested $50 million to fund additional clinical and nonclinical development of these programs, and we exclusively licensed to Symphony Allegro certain intellectual property rights related to these programs. In connection with this transaction, Holdings granted to us an exclusive purchase option that gave us the right, but not the obligation, to acquire all, but not less than all, of the Symphony Allegro Equity Securities. On June 15, 2009, we, Holdings and Symphony Allegro entered into a series of related agreements, pursuant to which we agreed to amend the terms of our option to purchase the Symphony Allegro Equity Securities to provide that the consideration payable by us upon the exercise of our option to purchase the Symphony Allegro Equity Securities would, instead of the primarily cash consideration described above, consist of (i) 10,000,000 shares of our common stock, (ii) a warrant to purchase 5,000,000 shares of our common stock, at an exercise price of $2.26 per share, which represents a 25% premium over our 30 trading-day average closing price of $1.81 through June 12, 2009 and (iii) contingent cash payments from us equal to specified percentages of certain upfront, milestone, royalty, profit sharing or similar payments received by us in respect of any agreement or arrangement with any third party with respect to the development and/or commercialization of the AZ-002 and AZ-004/AZ-104. The warrant to purchase 2,000,000 shares issued to Holdings on December 1, 2006 would be cancelled concurrently with the issuance of this new warrant. Also on June 15, 2009, we notified Holdings of our exercise of the purchase option upon the amended terms described above. These unaudited pro forma condensed consolidated financial statements have been prepared to give effect to our acquisition of the Symphony Allegro Equity Securities and our issuance of the consideration described above in connection with this transaction.

The following unaudited pro forma condensed consolidated balance sheet presents Alexza’s historical consolidated balance sheet after giving effect to the transaction on March 31, 2009, accounting for the transaction as an equity transaction, in accordance with the guidance of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51 (“SFAS 160”), and giving effect to the related pro forma adjustments described in the accompanying notes to these unaudited pro forma condensed consolidated financial statements. Since Symphony Allegro’s inception in December 2006, we have reported consolidated financial statements that include the financial position and results of operations of Symphony Allegro in accordance with the guidance of Financial Accounting Standards Board Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities.

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009 are presented after giving effect to the transaction as if the transaction had become effective as of January 1, 2008, accounting for the transaction as an equity transaction and giving effect to the related pro forma adjustments described in the accompanying notes to these unaudited pro forma condensed consolidated financial statements and exclude any one-time charges associated with the transaction.

These unaudited pro forma consolidated financial statements are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the transaction described in this proxy statement had been completed on the date or at the beginning of the period indicated or which may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of Alexza that have been filed with the SEC. These unaudited pro forma condensed consolidated financial statements do not attempt to predict or suggest future results and do not necessarily reflect what the historical results of the combined company would have been had this transaction been completed during this period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of March 31, 2009
	Historical	Adjustments	Pro Forma
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$20,605	$17,587	$38,192
Marketable securities	2,536	—	2,536
Investments held by Symphony Allegro, Inc.	17,587	(17,587)	—
Prepaid expenses and other current assets	642	—	642

Total current assets	41,370	—	41,370
Property and equipment, net	24,173	—	24,173
Restricted cash	400	—	400
Other assets	67	—	67

Total assets	$66,010	$—	$66,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,074	$—	$4,074
Accrued clinical trial expenses	653	—	653
Other accrued expenses	3,694	250	3,944
Current portion of equipment financing obligations	3,658	—	3,658

Total current liabilities	12,079	250	12,329
Deferred rent	17,084	—	17,084
Noncurrent portion of equipment financing obligations	1,788	—	1,788
Other noncurrent liabilities	960	20,000	20,960
Stockholders’ equity:
Alexza Pharmaceuticals, Inc. stockholder equity:
Preferred stock	—	—	—
Common stock	3	1	4
Additional paid-in-capital	258,298	(19,830)	238,468
Deferred share-based compensation	(110)	—	(110)
Other comprehensive income (loss)	(4)	—	(4)
Deficit accumulated during development stage	(224,259)	(250)	(224,509)

Total Alexza Pharmaceuticals, Inc. stockholders’ equity	33,928	(20,079)	13,849
Noncontrolling interest in Symphony Allegro, Inc.	171	(171)	—

Total stockholders’ equity	34,099	(20,250)	13,849

Total liabilities and stockholders’ equity	$66,010	$—	$66,010

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	For the Year Ended
	December 31, 2008
	Historical	Adjustments	Pro Forma
	(In thousands, except per share data)

Revenue	$486	$—	$486
Operating expenses:
Research and development	61,565	—	61,565
General and administrative	17,641	—	17,641

Total operating expenses	79,206	—	79,206

Loss from operations	(78,720)	—	(78,720)
Interest and other income, net	2,614	—	2,614
Interest expense	(935)	—	(935)

Net loss	(77,041)	—	(77,041)
Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	18,591	(18,591)	—

Net loss attributable to Alexza common stockholders	$(58,450)	$(18,591)	$(77,041)

Net loss per share attributable to Alexza common stockholders	$(1.81)		$(1.82)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	32,297		42,297

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Three Months Ended
	March 31, 2009
	Historical	Adjustments	Pro Forma
	(In thousands, except per share data)

Revenue	$9,514	$—	$9,514
Operating expenses:
Research and development	10,965	—	10,965
General and administrative	3,864	—	3,864
Restructuring charges	1,528	—	1,528

Total operating expenses	16,357	—	16,357

Loss from operations	(6,843)	—	(6,843)
Interest and other income, net	97	—	97
Interest expense	(158)	—	(158)

Net loss	(6,904)	—	(6,904)
Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	5,190	(5,190)	—

Net loss attributable to Alexza common stockholders	$(1,714)	$(5,190)	$(6,904)

Net loss per share attributable to Alexza common stockholders	$(0.05)		$(0.16)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	32,967		42,967

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

ALEXZA PHARMACEUTICALS, INC.
SYMPHONY ALLEGRO, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Basis of Presentation

These unaudited pro forma condensed consolidated financial statements include estimated adjustments to reflect the issuance of 10,000,000 shares of Alexza common stock, the issuance of a warrant to purchase 5,000,000 shares of Alexza common stock, the cancellation of the outstanding warrant to purchase 2,000,000 shares of Alexza common stock issued to Holdings on December 1, 2006 and the issuance of certain contingent cash payments to Symphony Allegro stockholders to effect the acquisition of the Symphony Allegro Equity Securities, and the incurrence of transaction costs.

The pro forma adjustments represent management’s preliminary estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the consideration transferred will be determined after the transaction is completed and after completion of the final analyses to determine fair values on the date the transaction is completed.

We adopted SFAS 160 on January 1, 2009, which resulted in the consolidated net loss as presented for the year ended December 31, 2008 being adjusted from previously reported amounts to include the net loss attributed to the noncontrolling interest in Symphony Allegro.

Note 2.	Preliminary Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Impact to cash and cash equivalents

Investments held by Symphony Allegro consist of money market funds and are restricted to fund the development of AZ-002, and AZ-004/104, and are not available for general corporate expenses. Upon the completion of the transaction, all investments will become available for general corporate expenses and classified as cash and cash equivalents.

Elements of Consideration Transferred

The following table outlines the fair value of consideration transferred by Alexza and the computation of the excess consideration transferred over the carrying value of the noncontrolling interest in Symphony Allegro (in thousands):

Description	Fair Value	Note

Consideration transferred:
10,000,000 shares of Alexza common stock	$23,700	(1	)(6)
Fair value of stock warrant consideration	7,160	(2	)(6)
Fair value of contingent cash payments to Symphony Allegro stockholders	20,000	(3)

Total consideration transferred	50,860
Less: Book value of noncontrolling interest in Symphony Allegro	171	(4)

Excess consideration transferred over the carrying value of the noncontrolling interest in Symphony Allegro	$50,689	(5	)(6)

(1)	Common stock issuance which results in an increase to common stock or additional paid in capital.

(2)	Warrant issuance and cancellation which results in an increase in additional paid in capital.

(3)	The fair value of the contingent cash payments to be paid to Symphony Allegro stockholders is recorded as a noncurrent liability.

ALEXZA PHARMACEUTICALS, INC.
SYMPHONY ALLEGRO, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Upon the completion of the transaction, the noncontrolling interest in Symphony Allegro will cease to exist and will be removed from the balance sheet.

(5)	The excess consideration transferred over the carrying value of the noncontrolling interest in Symphony Allegro is accounted for as a deemed dividend to the noncontrolling interest and results in a reduction to additional paid in capital.

(6)	The net impact to common stock/additional paid in capital is a decrease of $19,829,000.

Transaction Costs

The unaudited pro forma condensed consolidated balance sheet also reflects estimated transaction costs of $250,000 that are accounted for as a period cost and presented in other accrued expenses and as an increase to the deficit accumulated during development stage.

Note 3.	Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

During the year end December 31, 2008 and the three months ended March 31, 2009, we reported consolidated statements of operations that included the results of operations of Symphony Allegro. All intercompany accounts were eliminated. As a result, there are no changes to the historical loss from operations or net loss.

The unaudited pro forma condensed consolidated statements of operations reflect the elimination of the loss attributable to the noncontrolling interest in Symphony Allegro in computing net loss per share attributable to Alexza common stockholders.

The shares used to compute the pro forma net loss per share attributable to Alexza common stockholders assumes the 10,000,000 shares issued to the Symphony Allegro stockholders as of January 1, 2008. The warrants issued in the transaction have an anti-dilutive effect on the net loss per share attributable to Alexza common stockholders and therefore are excluded from the computation.

The $250,000 of transaction costs described above in note 2 are considered nonrecurring and therefore are not reflected in the unaudited pro forma condensed consolidated statements of operations.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of June 30, 2009 by (i) each stockholder that is known by us to beneficially own more than 5% of the common stock, (ii) each of our named executive officers identified in the summary compensation table included in the proxy statement for our 2009 annual meeting of stockholders, (iii) each director and (iv) all executive officers and directors as a group.

Percentage of ownership is based upon 33,219,122 shares outstanding as of June 30, 2009. Beneficial ownership is calculated based upon SEC requirements. All shares of common stock subject to options, restricted stock units or warrants currently exercisable or exercisable within 60 days after June 30, 2009 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, restricted stock units or warrants, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the footnotes to the table, the address of each individual listed in the table is c/o Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, CA 94043.

		Shares Issuable
		Pursuant to
		Options
		Exercisable	Percentage of
	Number of	Within 60 Days	Shares
	Shares	of	Beneficially
Beneficial Owner	Outstanding	June 30, 2009	Owned(1)

5% Stockholders
Zesiger Capital Group LLC(2)	2,521,240	—	7.59%
Entities affiliated with Abingworth Bioventures(3)	2,228,105	—	6.71%
Entities affiliated with Frazier Healthcare Ventures(4)	2,183,127	—	6.57%
Entities affiliated with Versant Ventures(5)	2,183,128	—	6.57%
Alejandro C. Zaffaroni, Ph.D.(6)	2,110,033	—	6.35%
Named Executive Officers and Directors
Thomas B. King(7)	123,475	665,845	2.33%
James V. Cassella	9,504	231,607	*
August J. Moretti	18,863	218,234	*
Anthony G. Tebbutt(8)	3,983	124,846	*
Michael J. Simms	11,007	78,619	*
Hal V. Barron, M.D., FACC	—	10,806	*
Samuel D. Colella(5)	2,183,128	27,212	6.65%
Alan D. Frazier(4)	2,183,127	27,212	6.65%
Deepika R. Pakianathan, Ph.D.(9)	990,678	27,212	3.06%
J. Leighton Read, M.D.(10)	1,353,950	27,212	4.15%
Gordon Ringold, Ph.D.(11)	107,555	27,212	*
Isaac Stein(12)	117,653	27,212	*
All directors and executive officers as a group (12 persons)(13)	7,102,923	1,493,229	24.76%

*	Less than 1% of our outstanding common stock.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

(2)	Based solely upon a Schedule 13G filed with the SEC on February 10, 2009. These shares represent the combined holdings by Zesiger Capital Group LLC acting as an investment adviser to its clients. Zesiger Capital Group LLC disclaims beneficial ownership of all of the shares held in discretionary accounts in which it manages. The address for the Zesiger Capital Group LLC is 320 Park Avenue, 30th Floor, New York, NY 10022.

(3)	Based solely upon a Schedule 13G filed with the SEC on February 13, 2009. Includes 1,444,529 shares held by Abingworth Bioventures IV LP, 12,383 shares held by Abingworth Bioventures IV Executives LP, 422,193 shares held by Abingworth Bioventures V LP and 349,000 shares held by Abingworth Bioequities Master Fund LTD. The address for the Abingworth Entities is Princess House, 38 Jermyn Street, London, England SW1Y 6DN.

(4)	Includes 583,931 shares held by Frazier Healthcare III, L.P., 1,586,752 shares held by Frazier Healthcare IV, L.P., 4,390 shares held by Frazier Affiliates III, L.P. and 8,054 shares held by Frazier Affiliates IV, L.P. Mr. Frazier is the president and controlling stockholder of Frazier and Company, Inc., the managing director of FHM III, LLC, which is the general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P., and he shares voting and investment power over the shares held by these entities. He is also a managing member of FHM IV, LLC, which is the general partner of FHM IV, LP, which is the general partner of Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P., and he shares voting and investment power over the shares held by those entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Frazier Healthcare Ventures is Two Union Square, Suite 3200, 601 Union Street, Seattle, WA 98101.

(5)	Includes 2,153,442 shares held by Versant Venture Capital II, L.P., 10,440 shares held by Versant Affiliates Fund II-A, L.P. and 19,246 shares held by Versant Side Fund II, L.P. (together the “Versant Funds”). Mr. Colella is a managing member of Versant Ventures II, LLC, which is the general partner of each of the Versant Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Versant Ventures is 3000 Sand Hill Road, Building 4, Ste. 210, Menlo Park, CA 94025.

(6)	Based solely upon a Schedule 13G filed with the SEC on February 12, 2009. Includes 1,831,626 shares held by the Zaffaroni Revocable Trust u/t/d 1/24/86, of which Dr. Zaffaroni and his wife are trustees; 269,090 shares held by the Zaffaroni Partners, L.P., of which Dr. Zaffaroni is a general partner and limited partner, and an aggregate of 9,317 shares held by certain Alejandro Zaffaroni Retirement Trusts, of which Dr. Zaffaroni is trustee. Dr. Zaffaroni disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. Dr. Zaffaroni’s address is 2600 El Camino Real, Suite 401, Palo Alto, CA 94306.

(7)	Includes 116,107 shares held by the Thomas and Beth King 2000 Family Trust, of which Mr. King and his spouse are trustees.

(8)	Mr. Tebbutt’s employment with Alexza ended on May 31, 2009.

(9)	Includes 979,880 shares held by Delphi Ventures VI, L.P. and 9,798 shares held by Delphi BioInvestments VI, L.P. (together, the “Delphi Funds”). Dr. Pakianathan is a managing member of Delphi Management Partners VI, LLC, which is the general partner of each of the Delphi Funds, and she shares voting and investment power over the shares held by these entities. She disclaims beneficial ownership of the shares held by these entities, except to the extent of her proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Ste. 135, Menlo Park, CA 94025.

(10)	Includes 35,594 shares held by Alloy Partners 2002, L.P. and 1,318,356 shares held by Alloy Ventures 2002, L.P. (together, the “Alloy Funds”). Dr. Read is a managing member of Alloy Ventures 2002, LLC, which is the general partner of each of the Alloy Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Alloy Ventures is 400 Hamilton Avenue, 4th Floor, Palo Alto, CA 94301.

(11)	Includes 9,276 shares held by the Gordon Ringold and Tanya Zurucki 1999 Reversible Trust, of which Dr. Ringold and his spouse are trustees and 7,000 shares held by the Vivian Robb Trust, of which Dr. Ringold is trustee.

(12)	Includes 117,653 shares held by The Stein 1995 Revocable Trust, of which Mr. Stein and his spouse are trustees.

(13)	See notes (4), (5) and (7) through (12).

Important Notice Regarding the Availability of Materials
for this Proxy Statement

This proxy statement is available at http://bnymellon.mobular.net/bnymellon/alxa.

The attached letter to stockholders and form of proxy card is also available at such website.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Alexza stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker. Direct your written request to Alexza Pharmaceuticals, Inc., Attention: Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043 or call the Corporate Secretary at (650) 944-7000, and request a separate copy. Stockholders who currently receive multiple copies of these proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

August J. Moretti
Secretary

          , 2009

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Special Meeting date.

ALEXZA PHARMACEUTICALS, INC.

INTERNET
http://www.proxyvoting.com/alxa
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

55142	▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE PROPOSAL.	Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN
PROPOSAL:
To approve issuances of up to 15,000,000 shares of the Company’s common stock to Symphony Allegro Holdings LLC (“Holdings”), which is comprised of (i) 10,000,000 shares issuable pursuant to an Amended and Restated Purchase Option Agreement, dated as of June 15, 2009, by and among the Company, Holdings and Symphony Allegro, Inc. and (ii) 5,000,000 shares issuable upon exercise of a warrant to be issued to Holdings pursuant to a Warrant Purchase Agreement, dated as of June 15, 2009, between the Company and Holdings.
	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for a Special Meeting:
The Notice and Proxy Statement are available at: http://www.bnymellon.mobular.net/bnymellon/alxa
FOLD AND DETACH HERE
ALEXZA PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS TO
BE HELD ON XXXX XX, 2009
The undersigned hereby appoints Thomas B. King and August J. Moretti, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Alexza Pharmaceuticals, Inc. (the “Company”) which the undersigned may be entitled to vote at a Special Meeting of Stockholders of the Company to be held at the Company’s offices, 2023 Stierlin Court, Mountain View, California 94043 on XXXX XX, 2009 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
55142